Exhibit 99.1

MOHEGAN TRIBAL GAMING AUTHORITY ANNOUNCES

FIRST QUARTER FISCAL 2013 OPERATING RESULTS

Uncasville, Connecticut, January 29, 2013 – The Mohegan Tribal Gaming Authority, or the Authority, the owner and operator of Mohegan Sun in Uncasville, Connecticut, and Mohegan Sun at Pocono Downs in Wilkes-Barre, Pennsylvania, announced today the operating results for its first fiscal quarter ended December 31, 2012.

“The results for the quarter are reflective of our ongoing efforts to streamline our operations given the decline in business volumes at both of our properties,” said Mitchell Grossinger Etess, Chief Executive Officer of the Authority. “Our team remains focused on improving efficiency and profitability, as evidenced by the increases in EBITDA and EBITDA margin in Connecticut, despite declining revenues. We are confident that we will benefit significantly from these efforts in the future given favorable economic and business conditions.”

Consolidated operating results for the first quarter ended December 31, 2012 (unaudited):

•	Net revenues of $324.8 million, a 7.7% decrease from the first quarter of fiscal 2012

•	Gaming revenues of $289.6 million, an 8.8% decrease from the first quarter of fiscal 2012

•	Gross slot revenues of $202.1 million, a 12.1% decrease from the first quarter of fiscal 2012

•	Table game revenues of $85.1 million, a 0.1% decrease from the first quarter of fiscal 2012

•	Non-gaming revenues of $58.0 million, a 3.5% decrease from the first quarter of fiscal 2012

•	Adjusted EBITDA, a non-GAAP measure described below, of $73.2 million, a 2.4% decrease from the first quarter of fiscal 2012

•	Adjusted EBITDA margin of 22.6%, a 130 basis point increase over the first quarter of fiscal 2012

•	Income from operations of $52.2 million, a 2.5% decrease from the first quarter of fiscal 2012

•	Net income attributable to the Authority of $9.1 million, a 62.1% decrease from the first quarter of fiscal 2012

The decline in revenues reflected lower business volumes at both Mohegan Sun and Mohegan Sun at Pocono Downs. We believe the reduction in business volumes at both operating units reflected a weak regional economic environment due, in part, to the uncertainties surrounding the national presidential election and the “fiscal cliff” negotiations in Congress, and in northeastern Pennsylvania, local governmental proposals to significantly increase property taxes. In addition, results at Mohegan Sun were negatively impacted by additional gaming capacity in the northeast gaming market and difficult year over year comparisons, while results at Mohegan Sun at Pocono Downs were hampered by construction disruptions associated with our hotel and convention center expansion at the facility. The impact of the decline in revenues on Adjusted EBITDA and income from operations was mitigated through changes in our operations designed to improve efficiency and profitability as reflected by the increase in Adjusted EBITDA margin. The reduction in net income attributable to the Authority primarily resulted from higher interest expense, driven by our March 6, 2012 refinancing transactions, as well as the decline in income from operations.

Mohegan Sun

Operating results (in thousands, unaudited):

	For the Three Months Ended
	December 31, 2012	December 31, 2011	Variance	Percentage Variance

Adjusted EBITDA	$65,253	$63,983	$1,270	2.0%
Income from operations	$48,126	$46,993	$1,133	2.4%
Operating costs and expenses	$205,064	$226,905	$(21,841)	(9.6%)
Net revenues	$253,190	$273,898	$(20,708)	(7.6%)
Gaming revenues	$222,274	$243,548	$(21,274)	(8.7%)
Non-gaming revenues	$49,698	$52,055	$(2,357)	(4.5%)

The growth in Adjusted EBITDA and income from operations was due to the reduction in operating costs and expenses, including payroll costs and casino marketing and promotional expenditures, reflecting, in part, staffing reductions and other cost saving initiatives implemented in September 2012. Adjusted EBITDA margin increased to 25.8% for the quarter ended December 31, 2012 from 23.4% in the first quarter of fiscal 2012.

Gaming revenues declined primarily due to lower business volumes which we believe reflect a weak regional economic environment due, in part, to the uncertainties surrounding the national presidential election and the “fiscal cliff” negotiations in Congress. Business volumes also were negatively impacted by additional gaming capacity in the northeast gaming market and difficult year over year comparisons related to Mohegan Sun’s 15th anniversary festivities for casino patrons in the first quarter of fiscal 2012. In addition, gaming revenues declined due to changes in our operations designed to improve profitability.

Non-gaming revenues decreased primarily as a result of lower food and beverage revenues. The decrease in food and beverage revenues resulted from the decline in meals served reflecting changes in our operations designed to improve profitability, including the reduction in hours of operation in certain food and beverage outlets and the replacement of certain Mohegan Sun-owned food and beverage outlets with third-party operators. The growth in hotel revenues reflected an increase in hotel occupancy by higher paying transient guests which had the effect of increasing the average daily room rate.

Selected gaming data (in thousands, except where noted, unaudited):

	For the Three Months Ended
	December 31, 2012	December 31, 2011	Variance	Percentage Variance

Slots:
Handle	$1,785,004	$2,064,371	$(279,367)	(13.5%)
Gross revenues	$148,478	$170,814	$(22,336)	(13.1%)
Net revenues	$142,656	$163,776	$(21,120)	(12.9%)
Free promotional slot plays (1)	$13,820	$13,807	$13	0.1%
Weighted average number of machines (in units)	5,608	6,238	(630)	(10.1%)
Hold percentage (gross)	8.3%	8.3%	—	—
Win per unit per day (gross) (in dollars)	$288	$298	$(10)	(3.4%)

Table games:
Drop	$463,614	$505,391	$(41,777)	(8.3%)
Revenues	$75,551	$74,947	$604	0.8%
Weighted average number of games (in units)	287	314	(27)	(8.6%)
Hold percentage (2)	16.3%	14.8%	1.5%	10.1%
Win per unit per day (in dollars)	$2,864	$2,592	$272	10.5%

Poker:
Revenues	$2,571	$3,016	$(445)	(14.8%)
Weighted average number of tables (in units)	42	42	—	—
Revenue per unit per day (in dollars)	$665	$781	$(116)	(14.9%)

(1)	Free promotional slot plays are included in slot handle, but not reflected in slot revenues.
(2)	Table game hold percentage is relatively predictable over longer periods of time, but can significantly fluctuate over shorter periods.

Non-gaming data (in thousands, except where noted, unaudited):

	For the Three Months Ended
	December 31, 2012	December 31, 2011	Variance	Percentage Variance

Food and beverage:
Revenues	$14,938	$17,264	$(2,326)	(13.5%)
Meals served	705	819	(114)	(13.9%)
Average price per meal served (in dollars)	$16.11	$16.79	$(0.68)	(4.1%)

Hotel:
Revenues	$9,944	$9,118	$826	9.1%
Rooms occupied	104	102	2	2.0%
Occupancy rate	96.1%	94.0%	2.1%	2.2%
Average daily room rate (in dollars)	$92	$86	$6	7.0%
Revenue per available room (in dollars)	$89	$81	$8	9.9%

Retail, entertainment and other:
Revenues	$24,816	$25,673	$(857)	(3.3%)
Arena events (in events)	26	27	(1)	(3.7%)
Arena tickets	164	155	9	5.8%
Average price per Arena ticket (in dollars)	$51.96	$53.22	$(1.26)	(2.4%)

Mohegan Sun at Pocono Downs

Operating results (in thousands, unaudited):

	For the Three Months Ended
	December 31, 2012	December 31, 2011	Variance	Percentage Variance

Adjusted EBITDA	$12,520	$14,167	$(1,647)	(11.6%)
Income from operations	$9,558	$10,032	$(474)	(4.7%)
Operating costs and expenses	$61,730	$67,946	$(6,216)	(9.1%)
Net revenues	$71,288	$77,978	$(6,690)	(8.6%)
Gaming revenues	$67,335	$73,984	$(6,649)	(9.0%)
Non-gaming revenues	$7,990	$8,032	$(42)	(0.5%)

The declines in Adjusted EBITDA, income from operations and gaming revenues resulted from lower business volumes which we believe reflect a weak regional economic environment primarily due to local governmental proposals to significantly increase property taxes, as well as the uncertainties surrounding the national presidential election and the “fiscal cliff” negotiations in Congress. In addition, gaming revenues declined due to construction disruptions associated with our hotel and convention center expansion and changes in our operations designed to improve profitability. Adjusted EBITDA margin decreased to 17.6% for the quarter ended December 31, 2012 from 18.2% in the first quarter of fiscal 2012.

Selected gaming data (in thousands, except where noted, unaudited):

	For the Three Months Ended
	December 31, 2012	December 31, 2011	Variance	Percentage Variance

Slots:
Handle	$679,869	$736,959	$(57,090)	(7.7%)
Gross revenues	$53,597	$59,159	$(5,562)	(9.4%)
Net revenues	$53,552	$59,136	$(5,584)	(9.4%)
Free promotional slot plays (1)	$15,281	$14,881	$400	2.7%
Weighted average number of machines (in units)	2,332	2,332	—	—
Hold percentage (gross)	7.9%	8.0%	(0.1%)	(1.3%)
Win per unit per day (gross) (in dollars)	$250	$276	$(26)	(9.4%)

Table games:
Drop	$45,499	$55,079	$(9,580)	(17.4%)
Revenues	$9,515	$10,176	$(661)	(6.5%)
Weighted average number of games (in units)	66	66	—	—
Hold percentage (2)	20.9%	18.5%	2.4%	13.0%
Win per unit per day (in dollars)	$1,567	$1,676	$(109)	(6.5%)

Poker:
Revenues	$1,070	$989	$81	8.2%
Weighted average number of tables (in units)	18	18	—	—
Revenue per unit per day (in dollars)	$646	$597	$49	8.2%

(1)	Free promotional slot plays are included in slot handle, but not reflected in slot revenues.
(2)	Table game hold percentage is relatively predictable over longer periods of time, but can significantly fluctuate over shorter periods.

Non-gaming revenues (in thousands, except where noted, unaudited):

	For the Three Months Ended
	December 31, 2012	December 31, 2011	Variance	Percentage Variance

Food and beverage:
Revenues	$6,051	$6,112	$(61)	(1.0%)
Meals served	158	184	(26)	(14.1%)
Average price per meal served (in dollars)	$17.79	$15.40	$2.39	15.5%

Retail, entertainment and other:
Revenues	$1,939	$1,920	$19	1.0%

Corporate

Operating results (in thousands, unaudited):

	For the Three Months Ended
	December 31, 2012	December 31, 2011	Variance	Percentage Variance

Loss from operations	$5,485	$3,515	$1,970	56.0%
Net revenues	$277	$—	$277	100.0%

The increase in loss from operations reflected higher professional and development related expenditures, including expenditures associated with our pursuit of a Massachusetts casino license.

Mohegan Tribal Gaming Authority Property Information

	Adjusted EBITDA		Income (Loss) from Operations		Net Revenues
(in thousands, unaudited)	For the Three Months Ended		For the Three Months Ended		For the Three Months Ended
	December 31,	December 31,	December 31,	December 31,	December 31,	December 31,
	2012	2011	2012	2011	2012	2011
Mohegan Sun	$65,253	$63,983	$48,126	$46,993	$253,190	$273,898
Mohegan Sun at Pocono Downs	12,520	14,167	9,558	10,032	71,288	77,978
Corporate	(4,542)	(3,150)	(5,485)	(3,515)	277	—

Total	$73,231	$75,000	$52,199	$53,510	$324,755	$351,876

Other Information

Liquidity

As of December 31, 2012, the Authority held cash and cash equivalents of $88.2 million compared to $114.1 million as of September 30, 2012. As of December 31, 2012, no amount was drawn on the Authority’s $75.0 million revolving bank credit facility. As of December 31, 2012, letters of credit issued under the Authority’s bank credit facilities totaled $2.3 million, of which no amounts were drawn. Inclusive of letters of credit, which reduce borrowing availability under the Authority’s bank credit facilities, and after taking into account restrictive financial covenant requirements, the Authority had approximately $66.8 million of borrowing capacity under its bank credit facilities as of December 31, 2012. As of December 31, 2012, the Authority’s debt, including capital leases, totaled $1.70 billion compared to $1.71 billion as of September 30, 2012.

Interest Expense

Interest expense increased by $14.5 million, or 50.2%, to $43.3 million for the quarter ended December 31, 2012 compared to $28.8 million in the first quarter of fiscal 2012. The increase in interest expense was primarily due to higher weighted average interest rate. Weighted average interest rate was 10.1% for the quarter ended December 31, 2012 compared to 7.1% in the first quarter of fiscal 2012. The increase in weighted average interest rate was primarily driven by our March 6, 2012 refinancing transactions. Weighted average outstanding debt was $1.71 billion for the quarter ended December 31, 2012 compared to $1.62 billion in the first quarter of fiscal 2012.

Cost Saving Initiatives

In September 2012, the Authority implemented a workforce reduction of approximately 330 positions in Uncasville, Connecticut, in an effort to further streamline its organization and better align operating costs with current market and business conditions. In addition, the Authority implemented a number of other cost saving initiatives, including changes to the slot mix on the gaming floor, modifications to employee medical benefits and replacement of certain Mohegan Sun-owned food and beverage outlets with third-party operators. Labor and operating cost savings for fiscal 2013 are forecasted to be at least $20 million.

Recent Developments

On January 14, 2013, the Authority announced a partnership with Brigade Capital Management, LLC to pursue a casino license to build a destination resort casino at a 152-acre site leased by an affiliate of the Authority in Palmer, Massachusetts. The first phase of the application for the Massachusetts casino license was also filed on January 14, 2013.

Capital Expenditures

The following table presents data related to capital expenditures (in millions, including capitalized interest):

	Capital Expenditures
	Three Months Ended December 31, 2012	Remaining Forecasted Fiscal Year 2013	Forecasted Fiscal Year 2013

Mohegan Sun:
Maintenance	$2.9	$22.8	$25.7
Development	1.4	2.5	3.9

Subtotal	4.3	25.3	29.6
Mohegan Sun at Pocono Downs:
Maintenance	2.0	2.9	4.9
Expansion	0.1	0.5	0.6

Subtotal	2.1	3.4	5.5
Corporate:
Expansion - Project Sunlight	6.6	35.3	41.9
Development	0.7	—	0.7

Subtotal	7.3	35.3	42.6

Total	$13.7	$64.0	$77.7

Distributions to the Tribe

Distributions to the Tribe totaled $10.0 million for the quarter ended December 31, 2012 compared to $18.0 million in the first quarter of fiscal 2012. Distributions to the Tribe are anticipated to total $50 million for fiscal 2013.

Conference Call

The Authority will host a conference call and simultaneous webcast regarding its first quarter fiscal 2013 operating results on Tuesday, January 29, 2013 at 11:00 a.m. (Eastern Standard Time).

Those interested in participating in the call should dial as follows:

(877) 756-4274

(706) 643-0107 (International)

Conference ID: 89646527

Please call five minutes in advance to ensure that you are connected prior to the initiation of the call. Questions and answers will be reserved for call-in analysts and investors.

Parties who want to listen to the live conference call on the Internet may do so through a web link on the Authority’s website at www.mtga.com, under the “Investor Relations/Financial News” section. Interested parties also may listen to a taped replay of the entire conference call commencing two hours after the call’s completion on Tuesday, January 29, 2013. This replay will run through February 12, 2013.

The access number for a taped replay of the conference call is as follows:

(855) 859-2056

(404) 537-3406 (International)

Conference ID: 89646527

A transcript will be available on the Authority’s website for a period of 90 days following the conference call.

About the Authority

The Authority is an instrumentality of the Mohegan Tribe of Indians of Connecticut, or the Tribe, a federally-recognized Indian tribe with an approximately 544-acre reservation situated in southeastern Connecticut, adjacent to Uncasville, Connecticut. The Authority has been granted the exclusive authority to conduct and regulate gaming activities on the existing reservation of the Tribe, including the operation of Mohegan Sun, a gaming and entertainment complex located on a 185-acre site on the Tribe’s reservation. Through its subsidiary, Downs Racing, L.P., the Authority also owns and operates Mohegan Sun at Pocono Downs, a gaming and entertainment facility located on a 400-acre site in Plains Township, Pennsylvania, and several off-track wagering facilities located elsewhere in Pennsylvania.

The Tribe’s gaming operation at Mohegan Sun is one of only two legally authorized gaming operations in southern New England offering traditional slot machines and table games. Mohegan Sun currently operates in an approximately 3.1 million square-foot facility, which includes Casino of the Earth, Casino of the Sky, Casino of the Wind, 100,000 square feet of retail space, including The Shops at Mohegan Sun, a 10,000-seat Mohegan Sun Arena, a 350-seat Cabaret Theatre, 100,000 square feet of meeting and convention space and the approximately 1,200-room luxury Sky Hotel Tower. Mohegan Sun at Pocono Downs operates in an approximately 400,000-square-foot facility, offering traditional slot machines and table games, live harness racing and simulcast and off-track wagering, several dining and retail options and a bus passenger lounge. More information about the Authority and its properties can be obtained by visiting www.mohegansun.com, www.mohegansunpocono.com or www.mtga.com.

Special Note Regarding Forward-Looking Statements

Some information included in this press release may contain forward-looking statements, within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These statements can sometimes be identified by the use of forward-looking words such as “may,” “will,” “anticipate,” “estimate,” “expect” or “intend” and similar expressions. Such forward-looking information may involve important risks and uncertainties that could significantly affect anticipated results in the future and, accordingly, such results may differ materially from those expressed in any forward-looking statements made by or on behalf of the Authority. Information concerning potential factors that could affect the Authority’s financial results is included in its Annual Report on Form 10-K for the fiscal year ended September 30, 2012, as well as in the Authority’s other reports and filings with the Securities and Exchange Commission. Any forward-looking statements included in this press release are made only as of the date of this release. The Authority does not undertake any obligation to update or supplement any forward-looking statements to reflect subsequent events or circumstances. The Authority cannot assure that projected results or events will be achieved or will occur.

MOHEGAN TRIBAL GAMING AUTHORITY

CONSOLIDATED STATEMENTS OF INCOME

(in thousands)

(unaudited)

	For the Three Months Ended December 31, 2012	For the Three Months Ended December 31, 2011
Revenues:
Gaming	$289,609	$317,532
Food and beverage	20,989	23,376
Hotel	9,944	9,118
Retail, entertainment and other	27,064	27,593

Gross revenues	347,606	377,619
Less - Promotional allowances	(22,851)	(25,743)

Net revenues	324,755	351,876

Operating costs and expenses:
Gaming	175,786	198,846
Food and beverage	10,636	10,836
Hotel	3,393	3,277
Retail, entertainment and other	10,306	10,755
Advertising, general and administrative	46,584	50,012
Corporate	5,733	3,479
Depreciation and amortization	20,164	20,903
Loss on disposition of assets	133	258
Severance	(179)	—

Total operating costs and expenses	272,556	298,366

Income from operations	52,199	53,510

Other income (expense):
Accretion of discount to the relinquishment liability	(1,243)	(2,062)
Interest income	1,457	1,030
Interest expense, net of capitalized interest	(43,274)	(28,809)
Other income (expense), net	(953)	4

Total other expense	(44,013)	(29,837)

Net income	8,186	23,673
Loss attributable to non-controlling interests	914	329

Net income attributable to Mohegan Tribal Gaming Authority	$9,100	$24,002

MOHEGAN TRIBAL GAMING AUTHORITY

CONSOLIDATED SELECTED FINANCIAL INFORMATION

(in thousands)

(unaudited)

	For the Three Months Ended
	December 31, 2012	December 31, 2011
Operating Results:
Gross revenues	$347,606	$377,619
Net revenues	$324,755	$351,876
Income from operations	$52,199	$53,510

Other Data:
Adjusted EBITDA	$73,231	$75,000
Capital expenditures	$13,691	$15,232
Cash interest paid	$61,915	$26,967

	December 31, 2012	September 30, 2012
Balance Sheet Data:
Cash and cash equivalents	$88,174	$114,084
Debt, including capital leases	$1,702,394	$1,706,626

MOHEGAN SUN

SUPPLEMENTAL DATA

(unaudited)

	For the Three Months Ended
	December 31, 2012	December 31, 2011
Operating results:
Gross revenues (in thousands)	$271,972	$295,603
Net revenues (in thousands)	$253,190	$273,898
Income from operations (in thousands)	$48,126	$46,993
Operating margin	19.0%	17.2%

Adjusted EBITDA:
Adjusted EBITDA (in thousands)	$65,253	$63,983
Adjusted EBITDA margin	25.8%	23.4%

Capital expenditures (in thousands)	$4,301	$13,984

Weighted average number of units:

Slot machines	5,608	6,238
Table games	287	314
Poker tables	42	42

Win per unit per day:

Slot machines (gross)	$288	$298
Table games	$2,864	$2,592
Poker tables	$665	$781

Hold percentage:
Slot machines (gross)	8.3%	8.3%
Table games	16.3%	14.8%

Food and beverage statistics:

Meals served (in thousands)	705	819
Average price per meal served	$16.11	$16.79

Hotel statistics:

Rooms occupied (in thousands)	104	102
Occupancy rate	96.1%	94.0%
Average daily room rate	$92	$86
Revenue per available room	$89	$81

Entertainment statistics:

Arena events (in events)	26	27
Arena tickets (in thousands)	164	155
Average price per Arena ticket	$51.96	$53.22

MOHEGAN SUN AT POCONO DOWNS

SUPPLEMENTAL DATA

(unaudited)

	For the Three Months Ended
	December 31, 2012	December 31, 2011
Operating results:
Gross revenues (in thousands)	$75,325	$82,016
Net revenues (in thousands)	$71,288	$77,978
Income from operations (in thousands)	$9,558	$10,032
Operating margin	13.4%	12.9%

Adjusted EBITDA:
Adjusted EBITDA (in thousands)	$12,520	$14,167
Adjusted EBITDA margin	17.6%	18.2%

Capital expenditures (in thousands)	$2,133	$1,248

Weighted average number of units:
Slot machines	2,332	2,332
Table games	66	66
Poker tables	18	18

Win per unit per day:
Slot machines (gross)	$250	$276
Table games	$1,567	$1,676
Poker tables	$646	$597

Hold percentage:
Slot machines (gross)	7.9%	8.0%
Table games	20.9%	18.5%

Food and beverage statistics:
Meals served (in thousands)	158	184
Average price per meal served	$17.79	$15.40

CORPORATE

SUPPLEMENTAL DATA

(unaudited)

	For the Three Months Ended
	December 31, 2012	December 31, 2011
Capital expenditures (in thousands)	$7,257	$—
Capitalized interest (in thousands)	$152	$—

MOHEGAN TRIBAL GAMING AUTHORITY

ADJUSTED EBITDA RECONCILIATIONS

(unaudited)

Reconciliations of Adjusted EBITDA to Net Income:

Reconciliations of Adjusted EBITDA to net income, a financial measure determined in accordance with accounting principles generally accepted in the United States of America, or GAAP, are shown below (in thousands):

	For the Three Months Ended
	December 31, 2012	December 31, 2011

Adjusted EBITDA	$73,231	$75,000
Depreciation and amortization	(20,164)	(20,903)
Loss on disposition of assets	(133)	(258)
Severance	179	—
Loss attributable to non-controlling interests	(914)	(329)

Income from operations	52,199	53,510

Accretion of discount to the relinquishment liability	(1,243)	(2,062)
Interest income	1,457	1,030
Interest expense, net of capitalized interest	(43,274)	(28,809)
Other income (expense), net	(953)	4

Net income	$8,186	$23,673

Reconciliations of Income (Loss) from Operations to Adjusted EBITDA (unaudited):

Reconciliations of income (loss) from operations, a financial measure determined in accordance with GAAP, to Adjusted EBITDA, are shown below (in thousands):

	For the Three Months Ended December 31, 2012
	Income (Loss) from Operations	Depreciation and Amortization	(Gain) Loss on Disposition of Assets	Severance	Loss attributable to Non-controlling Interests	Adjusted EBITDA
Mohegan Sun	$48,126	$17,173	$133	$(179)	$—	$65,253
Mohegan Sun at Pocono Downs	9,558	2,962	—	—	—	12,520
Corporate	(5,485)	29	—	—	914	(4,542)

Total	$52,199	$20,164	$133	$(179)	$914	$73,231

	For the Three Months Ended December 31, 2011
	Income (Loss) from Operations	Depreciation and Amortization	(Gain) Loss on Disposition of Assets	Severance	Loss attributable to Non-controlling Interests	Adjusted EBITDA
Mohegan Sun	$46,993	$17,011	$(21)	$—	$—	$63,983
Mohegan Sun at Pocono Downs	10,032	3,856	279	—	—	14,167
Corporate	(3,515)	36	—	—	329	(3,150)

Total	$53,510	$20,903	$258	$—	$329	$75,000

Adjusted EBITDA Explanation:

Earnings before interest, income taxes, depreciation and amortization, or EBITDA, is a commonly used measure of performance in the casino and hospitality industry. EBITDA is not a measure of performance calculated in accordance with GAAP. The Authority historically has evaluated its operating performance with the non-GAAP measure, Adjusted EBITDA, which as used in this press release, represents earnings before interest, depreciation and amortization, loss on disposition of assets, workforce reduction severance, accretion of discount to a relinquishment liability, other non-operating income and expense and loss attributable to non-controlling interests.

Adjusted EBITDA provides an additional way to evaluate the Authority’s operations and, when viewed with both the Authority’s GAAP results and the reconciliations provided, the Authority believes that it provides a more complete understanding of its business than could be otherwise obtained absent this disclosure. Adjusted EBITDA is presented solely as a supplemental disclosure because: (1) the Authority believes it enhances an overall understanding of the Authority’s past and current financial performance; (2) the Authority believes it is a useful tool for investors to assess the operating performance of the business in comparison to other operators within the casino and hospitality industry since Adjusted EBITDA excludes certain items that may not be indicative of the Authority’s operating results; (3) measures that are comparable to Adjusted EBITDA are often used as an important basis for the valuation of casino and hospitality companies; and (4) the Authority uses Adjusted EBITDA internally to evaluate the performance of its operating personnel and management and as a benchmark to evaluate its operating performance in comparison to its competitors.

The use of Adjusted EBITDA has certain limitations. Adjusted EBITDA should be considered in addition to, not as a substitute for or superior to, any GAAP financial measure including net income (as an indicator of the Authority’s performance) or cash flows provided by operating activities (as an indicator of the Authority’s liquidity), nor should it be considered as an indicator of the Authority’s overall financial performance. The Authority’s calculation of Adjusted EBITDA is likely to be different from the calculation of Adjusted EBITDA or other similarly titled measurements used by other casino and hospitality companies, and therefore, comparability may be limited. Adjusted EBITDA eliminates certain items from net income, such as interest, depreciation and amortization and reassessment and accretion of discount to the relinquishment liability. Each of these items has been incurred in the past, will continue to be incurred in the future and should be considered in the overall evaluation of the Authority’s results. The Authority compensates for these limitations by providing the relevant disclosure of interest, depreciation and amortization, reassessment and accretion of discount to the relinquishment liability and other items excluded in the calculation of Adjusted EBITDA, both in its reconciliations to the GAAP financial measure of net income and in its consolidated financial statements, all of which should be considered when evaluating its results. The Authority strongly encourages investors to review its financial information in its entirety and not to rely on a single financial measure.

Press Release:

Mohegan Tribal Gaming Authority, Uncasville, Connecticut, January 29, 2013

Contacts:

Mitchell Grossinger Etess

Chief Executive Officer

Mohegan Tribal Gaming Authority

(860) 862-8000

Mario C. Kontomerkos

Chief Financial Officer

Mohegan Tribal Gaming Authority

(860) 862-8000